Exhibit 99.1

WorldGate Receives Notice From Nasdaq Regarding Non-compliance with
Marketplace Rule 4310(c)(3)

Trevose, PA— June 29, 2007—WorldGate Communications, Inc. (Nasdaq: WGAT) announced today that it has received notice from the staff of the Nasdaq Stock Market that they have denied the Company’s request for continued listing on the Nasdaq Capital Market. The Company plans to appeal this determination to the Nasdaq Listing Qualifications Panel and such an appeal will stay the listing suspension pending the Panel’s decision.  The Panel has the discretion to grant a conditional listing for the Company to regain compliance for a period not to exceed the earlier of 90 days from the date the Panel makes their decision or 180 days from the date of the Staff Delisting notification, although there can be no assurance that the Panel will grant the Company any such extension.

On April 11, 2007, the Company received a notice from Nasdaq stating that the Company does not comply with Marketplace Rule 4310(c)(3).  This rule requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.   The Company provided a plan to Nasdaq to achieve and sustain compliance with all of The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan.  While the Company was successful in reclassifying some of its debt to equity as included in its submitted plan, Nasdaq determined that this alone was not sufficient to enable it to achieve and sustain compliance with the Rule.

The Company expects to submit the appeal to the Nasdaq Listing Qualifications Panel on or before July 2, 2007.

About WorldGate Communications Inc.

WorldGate Communications, Inc. designs, manufactures, and distributes personal video phones. WorldGate’s products will be marketed to consumers through cable, DSL, VoIP and satellite service providers as well as through retail stores worldwide under the Ojo brand name. Ojo personal video phones offer high quality, real-time, two-way video communications with video messaging and an optional cordless handset. Ojo is easy to install, and is as easy to operate as a regular telephone; since it plugs into a broadband connection, no PC is required, and it uses the existing phone number. Ojo (PVP 1000) also makes conventional (or VoIP) voice-only phone calls using the existing household telephone service. Ojo’s iconic and functional design features an eye-level screen and camera, a self-viewer, a full-duplex speakerphone, photo-based caller ID and phonebook and one-touch controls for video and voice privacy. Ojo video phone is designed to conform to industry standard protocols (SIP) and utilizes enhancements to the latest technology for voice and video compression (H.264) to achieve superior quality at data rates as low as 100 Kbps. WorldGate has been awarded a patent for its distinctive design and has other patents pending for its specialized technology. This unique combination of functional design, advanced technology and use of broadband networks provides real-time video communication experiences that bring families and friends closer together, and for the first time provides consumers with a high-quality, affordable video phone. More information on WorldGate and the Ojo video phone can be accessed at http://www.wgate.com.

WorldGate is traded on NASDAQ under the symbol WGAT. WorldGate and Ojo are trademarks of WorldGate Service Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will, “believes,” “plans,” “expects,” “anticipates” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Senior Vice President

Chief Financial Officer

215-354-5312